Exhibit 10.18

CARDIOVASCULAR RESEARCH FOUNDATION

ANTERIS TECHNOLOGIES

COMBINED BIOINFORMATICS MASTER SERVICES AGREEMENT

This Combined Bioinformatics Master Services Agreement (the “Agreement”), effective as of the 1st day of September 2021 (the “Effective Date”), is made and entered into by and between the Cardiovascular Research Foundation, with offices located at 1700 Broadway, 9th Floor, New York, New York, 10019 (“Foundation”), and Anteris Technologies Corporation, with offices located at 860 Blue Gentian Road, Suite 340, Eagan, Minnesota, 55121 (“Company”).

WHEREAS, Foundation is a tax-exempt charitable, educational, and scientific organization under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, whose tax-exempt purposes include furthering medical education and research for public benefit in the areas of interventional cardiology, endovascular medicine, and structural heart disease;

WHEREAS, Foundation operates the Clinical Trials Center, which offers comprehensive clinical research support services through Foundation’s various Core Laboratories (the “Core Labs”), which perform independent analyses and interpretations of various types of medical data and information, and Foundation’s Data Coordinating and Analysis Center (the “DCAC”), which offers comprehensive data coordination and analysis services, as well as Clinical Events Committee (“CEC”) and Data Monitoring Committee (“DMC”) management and Health Economics and Outcomes Research (“HEOR”) analytics; and

WHEREAS, Company desires for Foundation to perform certain Core Lab, DCAC, CEC/DMC, HEOR, and/or other work, services, or activities in accordance with the terms and conditions set forth in this Agreement, the written protocol (the “Protocol”) for the clinical research study (each a “Study”), and Foundation’s Standard Operating Procedures (“SOPs”), all in furtherance of Foundation’s tax-exempt purposes and in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the promises, representations, warranties, and covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, Company and Foundation, intending to be legally bound, agree as follows:

1.             Projects, Activities, and Work Orders. For each project that Foundation shall perform for Company pursuant to the terms and conditions of this Agreement (each a “Project,” and collectively, “Projects”), the Core Lab, DCAC, and/or other work, services, or activities to be performed by Foundation with respect to each Project (the “Activities”) shall be set forth in an individual “Work Order.” Each Work Order (i) shall set forth the details of the Project, including the Activities and the respective obligations of the parties; (ii) may be amended by the parties only in accordance with the provisions of subsection 17.2; and (iii) shall be deemed an attachment to this Agreement and incorporated by reference herein as if the individual Work Order were fully set forth in the body of this Agreement.

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2.	Compensation and Payment Terms:

2.1.          Payment for Activities Performed by Foundation. All amounts due to Foundation by Company in connection with the Activities and for all other work, services, or activities performed or otherwise provided by Foundation pursuant to the terms and conditions of this Agreement and the manner in which payments will be made by Company to Foundation shall be as provided for in each Work Order.

2.2.          Additional Expenses. Company shall reimburse Foundation for the costs associated with the following:

2.2.1.	Conference calls made in furtherance of this Agreement; and

2.2.2.       All reasonable expenses incurred by Investigators as a result of attending scheduled Investigator meetings, including the honoraria to be paid to and the reasonable travel expenses incurred by members of the DMC and CEC as evidenced with documentation supporting the expenses.

2.3.          Shipping Costs and Expenses. Company shall reimburse Foundation for all postage and shipping expenses incurred by Foundation, if any, with respect to the shipping and handling of documents, materials, media (such as compact discs) to be analyzed by the Core Labs, etc., in furtherance of the Activities, including regular United States (“U.S.”) Postal Service mail, next-day overnight delivery, and second-day overnight delivery.

2.4.          Invoicing and Late Payment Fees. Foundation shall invoice Company for all amounts due pursuant to the terms and conditions of this Agreement. All invoiced amounts will be due upon receipt. Any unpaid invoice will be considered past due after thirty (30) days and interest at the rate of one and one-half percent (1.5%) per month will be charged on all overdue amounts until paid.

2.5.          Fair Market Value. The parties understand, acknowledge, and agree that all compensation that Foundation is to receive from Company in furtherance of this Section 2, this Agreement, and as may otherwise be provided for in each Work Order represents the fair market value of the Activities and all such other work, services, or activities as may be performed or otherwise provided by Foundation pursuant to the terms and conditions of this Agreement and those of each Work Order.

3.	Term, Expiration, and Termination:

3.1.          Term. This Agreement shall commence on the Effective Date and continue up through and including December 31, 2022 (the “Initial Contract Period”). In the event that this Agreement is still in effect on the last day of the Initial Contract Period, this Agreement shall automatically renew and continue thereafter on a calendar year to calendar year basis, i.e., from the first (1st) day of January through the thirty-first (31st) day of December of each subsequent year (“Subsequent Contract Years”), unless this Agreement is allowed to expire in accordance with the provisions of subsection 3.2 or is terminated pursuant to the provisions of subsection 3.3.

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3.2.	Expiration:

3.2.1.       End of Initial Contract Period. Either party may cause this Agreement to expire at the end of the Initial Contract Period and prevent the automatic renewal and continuation of this Agreement into the first Subsequent Contract Year by providing written notice of its intention to allow this Agreement to expire to the other party at any time prior to the beginning of the first Subsequent Contract Year, i.e., by giving written notice to the other party on or before December 31, 2022.

3.2.2.       End of a Subsequent Contract Year. Either party may cause this Agreement to expire at the end of any Subsequent Contract Year and prevent the automatic renewal and continuation of this Agreement into the upcoming Subsequent Contract Year by providing written notice of its intention to allow this Agreement to expire to the other party on or before the 31st day of December of the then current Subsequent Contract Year.

3.3.          Termination. This Agreement shall terminate upon the first to occur of either of the following events:

3.3.1.       Notice. Upon sixty (60) days’ prior written notice by one party to the other party for any reason; or

3.3.2.       Material Breach. If one of the parties is in breach of a material term of this Agreement, the other party shall give the party in breach notice of such breach. The party in breach shall then have thirty (30) days within which to cure the breach. If the party in breach does not cure the breach by the end of the thirty (30) day period, this Agreement shall terminate on the following day.

Notwithstanding the foregoing provisions of subsections 3.2, 3.3, this Section 3, or anything else otherwise to the contrary in this Agreement, the expiration or termination of one or more Work Orders shall not result in the termination of this Agreement.

3.4.	Obligations Upon Expiration or Termination:

3.4.1.       Performance Obligations. Foundation’s performance obligations to Company with respect to each Work Order in process upon expiration or termination of this Agreement shall be as follows:

3.4.1.1.         No Work Orders in Process at Expiration or Termination. In the event that no Work Orders are then in process, i.e., no Activities are being performed by Foundation pursuant to a Work Order, at such time as this Agreement is allowed to expire pursuant to the provisions of subsection 3.2 or is terminated pursuant to the provisions of subsection 3.3, this Agreement shall expire as provided for in subsection 3.2 or terminate as provided for in subsection 3.3, as applicable.

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3.4.1.2.         Work Orders in Process at Expiration or Termination Upon Notice. In the event that one or more Work Orders are then in process, i.e., Activities are being performed by Foundation, at such time as this Agreement is allowed to expire pursuant to the provisions of subsection 3.2 or is terminated on notice by either party pursuant to the provisions of subsection 3.3.1, Company shall notify Foundation in writing as to whether Company intends to have Foundation continue to perform the Activities then in process. In the event that Company intends to have Foundation continue to perform the Activities then in process and Foundation consents to continue to perform such Activities (which consent shall not be unreasonably withheld), the provisions of this Agreement shall continue to apply to such Work Orders and the Activities performed by Foundation, and the effective termination date of this Agreement shall be the date on which Foundation is paid for such post-expiration or post-termination Activities. In the event (i) that Company does not notify Foundation as to whether Company intends to have Foundation continue to perform the Activities then in process, (ii) that Company notifies Foundation that Company does not intend to have Foundation continue to perform the Activities then in process, or (iii) if Foundation reasonably declines to continue to perform the Activities then in process after being requested to do so by Company, Foundation shall immediately, or as soon thereafter as practicable, (x) discontinue all ongoing Activities, and (y) provide Company with copies of all documentation related to the Activities performed to date and the effective termination date of this Agreement and the Work Orders then in process shall be as provided for in subsections 3.2 or 3.3.1, as applicable.

3.4.1.3.         Work Orders in Process at Termination for Breach. In the event that one or more Work Orders are then in process, i.e., Activities are being performed by Foundation, at such time as this Agreement is terminated for breach pursuant to the provisions of subsection 3.3.2, Foundation shall immediately, or as soon thereafter as practicable, discontinue all such Activities and the effective termination date of this Agreement and the Work Orders then in process shall be as provided for in subsection 3.3.2.

In the event that this Agreement is terminated, the parties agree that Foundation will not undertake any new Activities or any other work, services, or activities for Company until a new Combined Bioinformatics Master Services Agreement is entered into between the parties.

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3.4.2.       Payment Obligations. Company’s payment obligations to Foundation with respect to each Work Order in process upon expiration or termination shall be as follows:

3.4.2.1.         Expiration or Termination Upon Notice. If this Agreement is allowed to expire pursuant to the provisions of subsection 3.2 or terminated pursuant to the provisions of subsection 3.3.1, Company shall make payment to Foundation for the Activities and any other work, services, or activities performed or otherwise provided by Foundation pursuant to the terms and conditions of this Agreement and each Work Order that were in process or had been completed on or before the expiration or effective termination date and for the cost of all non-cancellable commitments, obligations, expenses, etc. incurred by Foundation and/or non-returnable supplies and materials ordered or purchased by Foundation specifically for use in or otherwise in connection with a Study, Project, or the Activities (“Out-of-Pocket Expenses”). Such Out-of-Pocket Expenses shall only be reimbursable to Foundation if proper documentation is provided in support of such Out-of-Pocket Expenses and to the extent the Out-of-Pocket Expenses solely apply to the Study, Project, or the Activities performed for Company. Notwithstanding the foregoing provisions of this subsection 3.4.2.1, Foundation shall use Foundation’s best efforts to mitigate the effects of this provision, e.g., Foundation will, if practicable, attempt to use supplies and materials ordered or purchased by Foundation for use in connection with a Study or Project in another study or project, and will seek to limit all such costs to the fullest extent possible.

3.4.2.2.         Termination Upon Material Breach: If this Agreement is terminated because of a material breach as provided for in subsection 3.3.2, Company shall make payment to Foundation for the Activities and any other work, services, or activities performed or otherwise provided by Foundation pursuant to the terms and conditions of this Agreement that were actually completed by Foundation on or before the effective termination date.

Any amount due Foundation pursuant to the provisions of this subsection 3.4.2 shall be paid to Foundation by Company within thirty (30) days of the expiration or effective termination date.

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4.	Confidentiality:

4.1.          Confidential Information. In performing their respective obligations pursuant to the terms and conditions of this Agreement and the Work Orders entered into hereunder and when contemplating Activities and/or work, services, or other activities to be performed in connection with future Studies and/or Projects, it is anticipated that the parties will exchange information that the party disclosing the information (the “Disclosing Party”) reasonably believes to be confidential and/or proprietary (individually or collectively, “Confidential Information”). Confidential Information shall include any and all information, regardless of format, disclosed in connection with this Agreement or a Work Order by a Disclosing Party to the other party (the “Receiving Party”) regarding designs, drawings, know-how, business plans, products and product plans, patents and patent applications, licensing, finances, budgets, forecasts, customers, vendors, agreements with third parties, prices and costs, contact and mailing lists and databases, potential business opportunities, collaboration and development arrangements, quality requirements, research, specifications, formulae, processes, practices, methodologies, and techniques, and information that the Receiving Party should reasonably understand to be confidential by its nature or type. In furtherance of this anticipated exchange of Confidential Information, the Receiving Party agrees to (i) regard, treat, and preserve as confidential the Confidential Information of the Disclosing Party disclosed in connection with or in furtherance of this Agreement (“Disclosing Party Confidential Information”), (ii) refrain from publishing and/or disclosing any part of the Disclosing Party Confidential Information to anyone other than the employees, contractors, agents, and/or representatives of the Receiving Party, (iii) use Disclosing Party Confidential Information only in furtherance of or in connection with the performance of the Activities or the other work, services, and/or activities to be considered and/or performed in connection with or pursuant to this Agreement, and (iv) use at least the same degree of care, but no less than a reasonable degree of care, in handling, storing, and maintaining Disclosing Party Confidential Information as the Receiving Party employs generally with respect to the Receiving Party’s own confidential information of a similar nature.

In furtherance of the foregoing provisions of this subsection 4.1, each Receiving Party shall ensure that all of the Receiving Party’s employees, contractors, agents, and/or representatives who are provided with or have access to Disclosing Party Confidential Information have entered into written agreements that require those employees, contractors, agents, and/or representatives to regard, treat, and preserve as confidential the Disclosing Party Confidential Information that is at least as restrictive as the provisions of this Section 4.

Notwithstanding the foregoing provisions of this subsection 4.1, this Section 4, or anything else otherwise to the contrary in this Agreement - and only for purposes of Section 7 - Comprehensive Study Data (defined in subsection 5.2) is specifically excluded from the definition of Confidential Information.

4.2.          Information Not Deemed Confidential Information. Information received from a Disclosing Party that would otherwise be considered Disclosing Party Confidential Information shall not be considered Disclosing Party Confidential Information for purposes hereof, and the Receiving Party will have no obligation to the Disclosing Party hereunder with respect to such information, if the information:

4.2.1.       Was publicly known and made generally available in the public domain prior to the time of disclosure by the Disclosing Party to the Receiving Party hereunder;

4.2.2.       Becomes publicly known and made generally available in the public domain after disclosure by the Disclosing Party to the Receiving Party hereunder through no action or inaction on the part of the Receiving Party;

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4.2.3.       Was already in the Receiving Party’s possession without restriction at the time of disclosure by the Disclosing Party to the Receiving Party hereunder;

4.2.4.       Was obtained without restriction by the Receiving Party from a third party lawfully in possession of such information and without a breach of such third party’s obligations of confidentiality; or

4.2.5.       Was independently developed by the Receiving Party without use of or reference to Disclosing Party Confidential Information.

4.3.          Compelled Disclosure of Confidential Information. In the event that a Receiving Party (i) receives a request to produce Disclosing Party Confidential Information pursuant to an order of a court of competent jurisdiction or a facially valid administrative, judicial, legislative, or other subpoena or (ii) reasonably believes that the Receiving Party is otherwise required by law or regulation to disclose Disclosing Party Confidential Information, then the Receiving Party shall, in each such instance, use the Receiving Party’s best efforts to promptly notify the Disclosing Party prior to making such disclosure and, to the extent practicable, afford the Disclosing Party the opportunity to challenge and/or otherwise lawfully seek limits upon such disclosure of Disclosing Party Confidential Information. Notwithstanding the foregoing, the Receiving Party shall limit the disclosure of the Disclosing Party Confidential Information to: (x) only that portion of the Disclosing Party Confidential Information that, in the opinion of the Receiving Party’s legal counsel, the Receiving Party is legally required to disclose, (y) use the Receiving Party’s best efforts to obtain assurances that confidential treatment will be accorded to any such disclosed Disclosing Party Confidential Information, and (z) following any such disclosure, the Receiving Party shall thereafter continue to treat such Disclosing Party Confidential Information as Disclosing Party Confidential Information for purposes hereof.

4.4.          Confidentiality of Individually Identifiable Health Information and Personal Data. Notwithstanding anything to the contrary in this Section 4 or otherwise in this Agreement, all individually identifiable health information and other Personal Data as that term is defined under applicable law (collectively “Personal Data”), including patient medical records and any other information relating to an identified or identifiable natural person, shall be treated as confidential and held in strict confidence by the parties and in compliance with all applicable international and United States (“U.S.”) federal, state, and local laws, rules, and regulations governing the confidentiality of such information including the ISO 14155 standard guidelines, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), the Health Information Technology for Economic and Clinical Health Act enacted as part of the American Recovery and Reinvestment Act of 2009 (“HITECH”), the EU General Data Protection Regulation 2016/679 of the European Parliament and of the Council (“GDPR”), and any regulations and official guidance promulgated thereunder.

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4.5.          Unauthorized Disclosures. In the event that a Receiving Party becomes aware of a disclosure of Disclosing Party Confidential Information in violation of the provisions of this Section 4 (each an “Unauthorized Disclosure”), the Receiving Party shall immediately notify the Disclosing Party thereof in writing. Each Receiving Party understands, acknowledges, and agrees that any such Unauthorized Disclosure may be detrimental to the Disclosing Party’s business and may therefore cause the Disclosing Party irreparable harm and damage. Accordingly, the Disclosing Party shall be entitled to seek equitable relief by way of injunction and to pursue such other rights and remedies as the Disclosing Party may otherwise have in connection with each such Unauthorized Disclosure.

4.6.          Public Disclosure/Availability of Information. Notwithstanding the foregoing provisions of this Section 4 or anything else otherwise to the contrary in this Agreement, Company hereby grants to Foundation the right to post on a website accessible to the public or otherwise make available or publish to the public, whether or not required by law or regulation, information regarding the compensation to be provided by Company to Foundation pursuant to the terms and conditions of this Agreement and such other information concerning the subject matter hereof and the Activities or other work, services, and/or activities provided by Foundation hereunder as Foundation, in Foundation’s sole discretion, determines to be appropriate.

4.7.          Term/Length of a Receiving Party’s Confidentiality Obligation. The obligations imposed upon a Receiving Party pursuant to this Section 4 shall continue during the term of this Agreement and for a period of three (3) years after the expiration or termination of this Agreement, but in no event shall they continue for more than five (5) years following the receipt of the Disclosing Party Confidential Information by the Receiving Party.

4.8.          Receiving Party’s Obligations Upon Expiration or Termination. Upon the expiration or termination of this Agreement, or anytime upon the written request of the Disclosing Party, the Receiving Party will promptly return to the Disclosing Party or, if requested in writing, destroy all documents and other tangible materials received from the Disclosing Party hereunder or generated by the Receiving Party in connection herewith containing Disclosing Party Confidential Information and all copies thereof. Notwithstanding the foregoing provisions of this subsection 4.8 or anything else otherwise to the contrary in this Agreement, each Receiving Party may retain one copy of the Disclosing Party Confidential Information in a secure location for purposes of identifying the Receiving Party’s obligations under this Agreement, complying with applicable legal record keeping requirements, or in accordance with the Receiving Party’s archival policies. Additionally, the Receiving Party may retain copies of Disclosing Party Confidential Information produced in the normal course of creating electronic back-ups of computer system information. Notwithstanding the return or destruction of the Disclosing Party Confidential Information, this Agreement and the confidentiality obligations set forth herein will survive thereafter, and the parties shall continue to be bound by such confidentiality obligations with regard to the Disclosing Party Confidential Information kept, retained, and/or maintained as provided for in this subsection 4.8 subject to the requirements of subsection 4.7.

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4.9.          Disclosure of Trade Secrets. No individual shall be held criminally or civilly liable under any federal, state, or local trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney as reasonably required for the purpose of reporting or investigating a reasonably suspected violation of law. And no individual shall be held criminally or civilly liable under any federal, state, or local trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and reasonable to disclose. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if pertinent to the lawsuit and the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

5.	Use and Ownership of Data; Patents and Inventions:

5.1.          Data and Information Utilized to Perform the Activities. Company understands, acknowledges, and agrees that the original and customized Case Report Forms and all other forms, data, procedures, evaluations, reports, software, tools, algorithms, techniques, methodologies, and analyses utilized by Foundation in performing the Activities, and any derivatives thereto or thereof, are solely and exclusively the property of Foundation (“Foundation Preexisting Intellectual Property”).

5.2.          Data and Research Results Produced by Foundation. The data and such other research and results as are generated or produced by Foundation as a result of Core Lab and HEOR Activities (the “Core Lab/HEOR Study Data”) shall be jointly owned by Foundation and Company. The data and such other research and results as are generated or produced by Foundation as a result of DCAC Activities (the “DCAC Study Data”) shall be owned by Company. Core Lab/HEOR Study Data and DCAC Study Data shall collectively be referred to herein as “Comprehensive Study Data,” and both parties are free to use Comprehensive Study Data without restriction other than as provided in this Agreement. Any data regarding Company’s products provided to Foundation for use in the Core Lab and HEOR Activities or the DCAC Activities shall be owned by Company.

Notwithstanding the foregoing provisions of this subsection 5.2, this Section 5, or anything else otherwise to the contrary in this Agreement, Foundation may only use the Comprehensive Study Data for publication and presentation purposes as provided for in, but solely in accordance with, the provisions of Section 7.

5.3.          Patents and Inventions. “New Inventions or Discoveries” shall mean any invention or discovery conceived and first reduced to practice during and arising out of the performance of the Activities and/or any other work, services, or activities provided or performed by Foundation on behalf of Company pursuant to the terms and conditions of this Agreement. Company shall own all right, title, and interest to any New Inventions or Discoveries arising out of the performance of the Activities that relate directly to Company’s products to the extent that they do not incorporate Foundation Preexisting Intellectual Property. Foundation shall own all right, title, and interest to any New Inventions or Discoveries that relate directly to Foundation Preexisting Intellectual Property to the extent they do not incorporate Company’s intellectual property or Company Confidential Information. Foundation shall take all reasonable and necessary actions to ensure ownership to any New Inventions or Discoveries of Company vests with Company. For any other new inventions or discoveries developed solely by Foundation that may be applicable to Company or Company’s products or the Study, Foundation shall discuss with Company, consistent with Foundation’s technology transfer policies, the terms pursuant to which Foundation would license such new inventions or discoveries to Company.

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6.	Case Report Forms and Final Reports:

6.1.          Core Lab Activities - Acceptance of Completed Case Report Forms. With respect to Core Lab Activities, Company shall have sixty (60) days from the date of delivery of the completed Case Report Forms prepared by Foundation in connection with a particular Work Order to review such Case Report Forms. If the completed Case Report Forms do not conform to the requirements of the Protocol, Company shall notify Foundation in writing of the deficiency within sixty (60) days of Company’s receipt of the Case Report Forms and Foundation shall reasonably correct such deficiency to conform to the requirements of the Protocol within thirty (30) days of Foundation’s receipt of such notice.

6.2.          DCAC Services - Acceptance of Final Report. With respect to DCAC services provided pursuant to the terms and conditions of this Agreement, Company shall have sixty (60) days from the date of delivery of a Final Report prepared by Foundation in connection with a particular Work Order to review such Final Report. If Company finds the Final Report to not be satisfactory, Company shall notify Foundation in writing of the deficiencies Company has identified and Foundation shall use Foundation’s best efforts to correct such deficiencies.

6.3.          Availability of Records for Regulatory Review. Since Company may be bound by law to notify the U.S. Food and Drug Administration (“FDA”) or other regulatory agencies about details of the Study, Foundation shall retain the records of the Activities and make them available for review and/or copying if requested by representatives of the FDA or any other regulatory agency.

7.	Publication:

7.1.          Publication, Presentation, and Use of Material. Foundation may publish the Comprehensive Study Data and other information from the Study or the Activities or otherwise make the results of the research performed by Foundation pursuant to the terms and conditions of this Agreement available to the public in furtherance of Foundation’s charitable and for educational purposes as provided for in this Section 7.

7.2.          Pre-Publication Review. Foundation will furnish Company with two (2) copies of any materials intended for publication or presentation at least sixty (60) days prior to the submission of manuscripts. Company shall then have thirty (30) days from the receipt of such materials to review and provide Foundation with written comments with respect to the material. Foundation agrees to give due consideration to any written comments made by Company and discuss any such written comments with Company personnel prior to publication or presentation. If Foundation receives no written response from Company within the thirty (30) day period, Foundation may proceed with the publication or presentation.

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7.3.          Objections to Publication or Presentation. Company may object to Foundation’s publication or presentation of material only (i) to the extent that the material contains Company Confidential Information, (ii) to the extent that the publication or presentation fails to accurately reflect the material or Comprehensive Study Data, or (iii) to protect patent or other intellectual property rights with respect to New Inventions or Discoveries.

7.3.1.       Confidential Information. In Company’s written comments, as provided for in subsection 7.2, Company shall specifically identify the Company Confidential Information that will be disclosed by the proposed publication or presentation. Foundation shall then refrain from disclosing the specified Company Confidential Information and Foundation and Company shall use their best efforts to agree on a mutually acceptable format for publishing or presenting the specified Company Confidential Information. If Foundation and Company are unable to agree on a mutually acceptable format within sixty (60) days of receipt by Foundation of Company’s written comments, Foundation may proceed with the publication or presentation.

7.3.2.       Protection of Patent and Other Intellectual Property Rights. In Company’s written comments, as provided for in subsection 7.2, Company shall identify the New Inventions or Discoveries for which Company intends to obtain a patent or perfect another intellectual property right. Foundation shall then delay publication or presentation for a period of up to sixty (60) days in order to allow Company to secure patent protection or perfect other intellectual property rights in the New Inventions or Discoveries.

7.4.          Compliance with Uniform Requirements for Manuscripts. It is the intention of the parties to have the provisions of this Section 7 fully comply with the requirements of the Uniform Requirements for Manuscripts Submitted to Biomedical Journals (“Uniform Requirements for Manuscripts”). In the event that Foundation, acting in good faith, determines that the provisions of this Section 7 limit the ability of Foundation to publish or present Comprehensive Study Data and other information from the Study or the Activities in contravention of the Uniform Requirements for Manuscripts, the parties shall immediately begin to negotiate in good faith to amend the provisions of this Section 7 so that it shall fully comply with the Uniform Requirements for Manuscripts. If the parties are unable to agree on such changes as are necessary to bring the provisions of this Section 7 into compliance with the Uniform Requirements for Manuscripts within sixty (60) days, Foundation may proceed with the publication or presentation in accordance with the Uniform Requirements for Manuscripts.

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7.5.          Publication Rights. Foundation shall retain all rights to the publications and other copyrightable material that Foundation shall produce. Company understands, acknowledges, and agrees that such copyrightable material is solely and exclusively the property of Foundation and, except for Company’s rights to Company Confidential Information, Comprehensive Study Data, or New Inventions or Discoveries, as provided for herein, Company hereby assigns to Foundation and Foundation’s successors and assigns all of Company’s right, title, and interest in and to said copyrightable material. To the extent permitted, Foundation shall grant Company a perpetual, royalty-free, worldwide license to reproduce the publications and other copyrightable material that Foundation shall produce in accordance with Foundation’s performance of Activities pursuant to this Agreement and to create derivative works therefrom.

7.6.          Acknowledgements. Subject to the requirements of Section 8, Foundation agrees to acknowledge the contributions to each Study made by Company.

8.            Trademarks, Logos, and Use of Name. Neither party shall, without the prior written consent of the other party in each instance, use in any manner whatsoever, including in any advertisement, publication, presentation, or other publicity, the name, trademarks, logos, symbols, or other images of the other party or of any third party affiliated with the other party, unless required by applicable law or as otherwise provided in this Agreement. Each party agrees that, unless required by applicable law or as otherwise provided in this Agreement, it (i) will not use the name of the other party in any advertising or publicity material, (ii) will not make any form of representation or statement in relation to any Project or Study that would constitute an express or implied endorsement by the other party of any commercial product or service, and (iii) will not authorize others to do so, without first having obtained prior written approval from the other party in each such instance. Notwithstanding the foregoing provisions of this Section 8 or anything else otherwise to the contrary in this Agreement, (x) Foundation may identify Company as an organization for which Foundation has performed research activities on any “experience list” submitted to clients of Foundation and (y) Company may identify Foundation as an organization related to the Study in any required regulatory filings (including any public announcements to the Australian Securities Exchange or any similar securities exchange regarding such research activities) or as otherwise required by applicable law.

9.	Indemnification:

9.1.          Indemnification of Company by Foundation. Foundation shall defend Company and Company’s directors, officers, employees, representatives, and agents from and against claims asserted by third parties and shall indemnify all such persons and/or entities from third party claims, suits, losses, damages, costs, fines, fees, and expenses (including reasonable attorneys’ fees) for or arising from injury to persons, damage to property, or non-compliance with applicable laws and regulations, whether litigated or not, and/or those for, to the extent arising from, or otherwise associated with (i) a failure on the part of Foundation to follow the requirements of a Protocol; (ii) any material misrepresentation made by Foundation that is memorialized in this Agreement; (iii) the breach, violation, or nonperformance by Foundation of any material term, condition, or obligation set forth in this Agreement; (iv) the breach by Foundation of any warranty or covenant made in this Agreement by Foundation; (v) the negligent or wrongful acts or omissions of Foundation or Foundation’s employees, contractors, agents, and/or representatives in the performance of Activities with respect to any Study; or (v) a U.S. federal, state, or local or foreign administrative, governmental, or regulatory agency’s, authority’s, or department’s audit, inquiry, and/or investigation of or otherwise with regard to Foundation or Foundation’s employees, contractors, agents and/or representatives that materially affects any Study under this Agreement.

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9.2.          Indemnification of Foundation by Company. Company shall defend Foundation and Foundation’s directors, officers, employees, representatives, agents, investigators, and affiliated physicians from and against claims asserted by third parties and shall indemnify all such persons and/or entities from third party claims, suits, losses, damages, costs, fines, fees, and expenses (including reasonable attorneys’ fees) for or arising from injury to persons, damage to property, or non-compliance with applicable laws and regulations, whether litigated or not, and/or those for, to the extent arising from, or otherwise associated with (i) any material misrepresentation made by Company that is memorialized in this Agreement; (ii) the breach, violation, or nonperformance by Company of any material term, condition, or obligation set forth in this Agreement; (iii) the breach by Company of any warranty or covenant made in this Agreement by Company; (iv) the negligent or wrongful acts or omissions of Company or Company’s employees, contractors, agents, and/or representatives in the design, development, marketing, distribution, use, or sale of any product or service derived from or embodying a Study (including the Protocol), including the Study drug or device; or (v) a U.S. federal, state, or local or foreign administrative, governmental, or regulatory agency’s, authority’s, or department’s audit, inquiry, and/or investigation of or otherwise with regard to Company, Company’s employees, contractors, agents, and/or representatives, or a Company product, device, and/or study or trial that materially affects any Study under this Agreement.

9.3.          Notice of Intention to Seek Indemnification. Where either Foundation or Company intends to seek indemnification pursuant to the provisions of this Section 9, the party seeking indemnification (the “Indemnitee”) shall promptly notify the other party (the “Indemnitor”) in writing as to (i) the nature of the claim asserted and (ii) the commencement of any suit or proceeding brought to enforce any such claim. A failure to promptly notify the Indemnitor of the foregoing shall serve to reduce the indemnity rights of the Indemnitee only to the extent that such delay or failure to promptly notify the Indemnitor actually prejudiced the Indemnitor’s defense of the claim.

9.4.          Conditions of Indemnity. Upon acknowledging the right to indemnity, the Indemnitor shall be entitled to assume and control the defense of any such suit or proceeding and the Indemnitee shall cooperate and be entitled to reasonably consult with the Indemnitor and retained counsel with respect to such defense. If the Indemnitor elects to assume any such defense, the Indemnitor shall not be liable for any legal or other expenses subsequently incurred directly by the Indemnitee in connection with such defense. The Indemnitor may not settle any claims for which the Indemnitor is indemnifying the Indemnitee without the Indemnitee’s prior written consent, unless such settlement includes a full release of all claims against the Indemnitee without an admission of fault or liability and is limited to monetary damages. So long as the Indemnitor is conducting the defense of the claim for liability in accordance with this Section 9, the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the claim without the prior written consent of the Indemnitor. Notwithstanding anything in this Section 9 to the contrary, if the Indemnitee withholds the Indemnitee’s consent to a bona fide settlement offer, where but for such action the Indemnitor could have settled such claim, the Indemnitor will be required to indemnify the Indemnitee only up to a maximum of the bona fide settlement offer for which the Indemnitor could have settled such claim.

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9.5.          Enforcement of Indemnification Rights. If an Indemnitor declines to indemnify an Indemnitee pursuant to the provisions of this Section 9 and the Indemnitee is thereby required to enforce the provisions of this Section 9 in a judicial proceeding, through arbitration, or otherwise and is successful in obtaining indemnity rights from the Indemnitor, the Indemnitor shall reimburse the Indemnitee for the costs and expenses (including reasonable attorneys’ fees) incurred by the Indemnitee in enforcing the provisions of this Section 9.

10.           Insurance. Company shall, at Company’s own expense, carry and maintain product liability and/or such other insurance from a carrier or carriers in amounts consistent with industry standards and adequate to protect Foundation and Company from claims for damage to property or for bodily injury, including the death of any person, which may arise from performance under this Agreement and from claims that may arise pursuant to Section 9. Company shall provide evidence of such insurance to Foundation upon written request from Foundation.

11.	Inspections:

11.1.        Inspections by Company. Company employees, contractors, agents, and representatives shall be provided with reasonable access to Foundation’s facility, during Foundation’s regular hours of business and after reasonable prior notice to Foundation, to perform quality assurance inspections related to the performance of this Agreement. Foundation shall cooperate with Company’s inspectors and shall provide Company with copies of all documents reasonably required by Company to properly perform such inspections.

11.2.        Inspections by Regulatory Authorities. Foundation shall notify Company, as soon as practicable, of all inspections or anticipated inspections of Foundation’s facility conducted by any regulatory authority, including the FDA, that directly relates to the Activities. Foundation shall promptly provide to Company copies of all reports, violations, warnings, and notices of deficiency received by Foundation with respect to such inspections.

12.	Warranties:

12.1.         NO FITNESS FOR A PARTICULAR PURPOSE. THE PARTIES UNDERSTAND, ACKNOWLEDGE, AND AGREE THAT NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE SHALL APPLY TO THE ACTIVITIES OR THE WORK PRODUCT PROVIDED BY FOUNDATION PURSUANT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT.

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12.2.        NO OBLIGATION TO RECOMMEND PRODUCTS. THE PARTIES REPRESENT AND WARRANT THAT NOTHING IN THIS AGREEMENT SHALL OBLIGATE FOUNDATION OR FOUNDATION’S EMPLOYED OR AFFILIATED PHYSICIANS TO RECOMMEND OR ARRANGE FOR THE USE OF ANY OF THE PRODUCTS THAT COMPANY DISTRIBUTES, MANUFACTURES, MARKETS, AND/OR SELLS.

13.	Compliance with Laws, Rules, and Regulations; Regulatory Submissions:

13.1.        Company Compliance with Applicable Laws and Regulations. Company shall comply with all then-current applicable federal, state, and local laws, regulations, and guidelines, which include, but are not limited to: (i) the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. 301 et seq., and the regulations promulgated thereunder, (ii) the Federal Anti- Kickback Statute, 42 U.S.C. 1320a-7(b), and (iii) the Limitation on Certain Physician Referrals, also referred to as the “Stark Law,” 42 U.S.C. 1395nn. Company further warrants to Foundation that Company has not been found by the FDA or any other federal or state agency or enforcement body to have violated any federal or state laws, rules, or regulations relating to clinical investigations. If Company is so found during the term of this Agreement, whether in connection with a Study, or in connection with any other clinical investigation or study regarding Study products or any products related to products used in a Study, Company will immediately notify Foundation of such finding.

13.2.        Foundation Compliance with Applicable Laws and Regulations. Foundation shall comply with all then-current applicable federal, state, and local laws, regulations, and guidelines, which include, but are not limited to : (i) laws and regulations for protecting the rights, safety, and welfare of human subjects and for the control of new devices under investigation as issued by FDA and the International Conference on Harmonization; (ii) the Declaration of Helsinki (as amended); (iii) as applicable, accepted standards of good clinical practice as may be published by the FDA; and (iv) ISO 14155:2011. Foundation further warrants to Company that Foundation has not been found by the FDA or any other federal or state agency or enforcement body to have violated any federal or state laws, rules, or regulations relating to clinical investigations. If Foundation is so found during the term of this Agreement, whether in connection with a Study, or in connection with any other clinical investigation or study, Foundation will immediately notify Company of such finding. Foundation shall also promptly notify Company within two (2) business days of any such investigation that is relevant to a Study or Activities performed by Foundation pursuant to this Agreement.

13.3.        Provisions Determined to be in Violation of Laws, Rules, or Regulations. In the event that any of the terms and/or conditions of this Agreement or those of a Work Order is determined to violate federal, state, or local laws, rules, or regulations, the parties agree to negotiate in good faith revisions to the terms and/or conditions that are in violation. In the event the parties are unable to agree to such new or modified terms and/or conditions as may be necessary to bring this Agreement or the Work Order, as applicable, into compliance, either party may immediately terminate this Agreement or the Work Order upon written notice to the other party.

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13.4.        Company Submissions to Regulatory Authorities. If Company desires to submit Comprehensive Study Data or any other data produced by Foundation in furtherance of this Agreement to the FDA or any other regulatory authority or agency, Company shall furnish to Foundation the Comprehensive Study Data or any other data proposed to be submitted and a written summary thereof for review by Foundation at least seven (7) calendar days prior to submission. If Foundation determines that the integrity of the Comprehensive Study Data or other data as set forth in the proposed submission is in question, Foundation shall notify Company of such determination by the end of the seven (7) day period. Company and Foundation shall thereafter work in good faith to assure, in the shortest time possible, that the integrity of the Comprehensive Study Data or other data is no longer in question.

14.           Limitation of Liability. EXCEPT WITH RESPECT TO A PARTY’S OBLIGATIONS PURSUANT TO THE TERMS AND CONDITIONS OF SECTIONS 4 AND 9, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS) FOR OR ARISING FROM ANY CLAIM FOR LOSSES WITH RESPECT TO OR IN CONNECTION WITH A PARTICULAR STUDY, THE ACTIVITIES, AND SUCH OTHER WORK, SERVICES, OR ACTIVITIES AS EITHER PARTY MAY PERFORM PURSUANT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE BUT EXCLUDING GROSS NEGLIGENCE AND WILLFUL MISCONDUCT), OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

15.           Independent Contractor Status. The relationship of Foundation to Company pursuant to the terms and conditions of this Agreement and any Work Order entered into hereunder shall be solely that of an independent contractor. Foundation and Company understand, acknowledge, and agree that neither Foundation nor Company is an employee, employer, agent, partner of, or involved in a joint venture with the other. Neither Foundation nor Company shall have or hold itself out as having the right or authority to assume or create any obligations or responsibilities, whether express or implied, on behalf of or in the name of the other party, except with the express written authorization of the other party in each such instance.

16.           Employees. All employees of Foundation or any other person or organization engaged by Foundation in the performance of Foundation’s obligations pursuant to the terms and conditions of this Agreement shall be considered employees or contractors of Foundation or such other person or organization, as the case may be, and not employees or contractors of Company. Foundation shall be responsible for paying Foundation’s employees any and all wages and other compensation and for all employment taxes and other employment related obligations arising out of or in connection with the Activities and such other work, services, or activities as may be performed or otherwise provided by Foundation employees pursuant to the terms and conditions of this Agreement.

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17.	Miscellaneous:

17.1.        Additional Acts. Each party agrees to perform such additional acts and to execute and deliver such documents as may be necessary to carry out the terms and conditions of this Agreement.

17.2.        Amendments. Only a writing signed by both parties may amend this Agreement or a Work Order entered into hereunder. Such amendment shall become binding as of the date set forth in the amendment or, if not otherwise provided for in the amendment, the date the amendment was last signed by the parties. Neither this Agreement nor any Work Order entered into hereunder may be amended via e-mail message or by or through the use of any other type of electronic communication.

17.3.        Assignment. Neither this Agreement nor any Work Order entered into hereunder may be assigned or transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld). Any purported assignment of this Agreement or a Work Order entered into hereunder made without such other party’s prior written consent shall be void and without legal effect. The party seeking assignment shall provide such information about the proposed assignee as the other party may reasonably request. Provided that the proposed assignment will not result in any materially adverse impact upon the other party, the other party agrees to not unreasonably condition, delay, or withhold its consent to the assignment. Notwithstanding the foregoing, Company may assign this Agreement or any Work Order without prior written consent to any successor in right to the business pertaining to the Study.

17.4.        Authority to Execute. The signatories to this Agreement represent and warrant that they are duly authorized to execute this Agreement on behalf of the party that they purport to represent.

17.5.        Binding Effect. This Agreement and all its terms and conditions shall be binding upon and shall inure to the benefit of and be enforceable by the parties, their successors, and permitted assignees.

17.6.        Choice of Law and Venue. This Agreement and the Work Orders entered into hereunder, and any claim, controversy, or dispute arising under, related to, or otherwise in connection with this Agreement and/or the Work Orders entered into hereunder, including the nature of the relationship of the parties and/or the interpretation and enforcement of their respective rights and obligations under this Agreement and/or the Work Orders entered into hereunder, shall be interpreted, construed, and enforced in accordance with the laws of the State of New York, applied without giving effect to any conflicts of law principles that would result in the application of the laws of any other jurisdiction. The parties agree that any lawsuit arising under, related to, or otherwise in connection with this Agreement and/or the Work Orders entered into hereunder shall be brought and tried exclusively in the federal or state courts located within the County and State of New York and in connection therewith the parties hereby submit to personal jurisdiction in the State of New York and accept venue in the aforementioned courts.

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17.7.        Construction. The captions or headings in this Agreement are made for convenience and general reference only, and shall not be construed to describe, define, or limit the scope or intent of any of the terms and conditions of this Agreement. The words “hereof,” “herein,” and “hereunder,” and words of a similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context otherwise requires: (i) “or” is disjunctive but not necessarily exclusive; (ii) the use of a pronoun in reference to a party or to another person or entity shall include the corresponding masculine, feminine, or neuter forms; (iii) the singular form of all words, including nouns and pronouns, shall include the plural and vice versa; and (iv) the words “including,” “include,” and “includes” shall mean, respectively, “including, without limitation”; “include, without limitation”; and “includes, without limitation.”

17.8.        Controlling Document/Order of Precedence. In addition to the obligations of the parties specified in this Agreement, the provisions of each Work Order shall also apply to the related Project. In the event of a conflict between the terms and conditions of this Agreement and those set forth in a Work Order, the terms and conditions of the Work Order shall govern and control. In the event a purchase order regarding the Activities is issued by either of the parties, the order of precedence shall be: first, the terms and conditions of the applicable Work Order; second, the terms and conditions of this Agreement; and third, the terms and conditions of the purchase order.

17.9.        Counterparts; Electronic Signatures. This Agreement may be executed in several counterparts which shall together be deemed a complete original and thereby constitute for all purposes a valid and binding version of the Agreement. The execution of this Agreement and any amendments hereto may be made by the parties through the use of signed hard copy originals, by a document transmitted in an electronic format (e.g., a portable document format (“PDF”) of the scanned document delivered via e-mail), through the use of an electronic signature application (e.g., DocuSign or Adobe Sign), any combination of the foregoing, or as may otherwise be agreed to by the parties.

17.10.      Force Majeure. Neither party shall be liable or responsible to the other party, nor be deemed to have defaulted under or be in breach of this Agreement, for any failure or delay in fulfilling or performing any term, condition, obligation, or requirement of this Agreement or any Work Order, when and to the extent such failure or delay is caused by or results from acts beyond the affected party’s reasonable control, whether foreseeable or unforeseeable, including: (i) acts of God; (ii) flood, fire, earthquake, or explosion; (iii) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot, or other civil unrest; (iv) government order or law; (v) actions, embargoes, or blockades in effect on or after the Effective Date; (vi) action by any governmental authority; (vii) national or regional emergency including pandemics, epidemics, natural disasters, and/or lockdowns; (viii) strikes, labor stoppages, or slowdowns, or other industrial disturbances; and (ix) shortage of adequate power or transportation facilities (each a “Force Majeure Event”). The party suffering a Force Majeure Event shall promptly give written notice of the Force Majeure Event to the other party and shall use its best efforts to end the failure or delay and minimize the effects of the Force Majeure Event. If the Force Majeure Event persists for more than ten (10) business days, each party shall have the right in its sole discretion to terminate this Agreement upon written notice to the other party.

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17.11.      Integration. This Agreement, including all attachments and exhibits, contains the entire agreement of the parties, and there are no other promises, terms, or conditions, whether oral or written, applicable with respect to the subject matter of this Agreement. This Agreement supersedes any prior oral or written agreements or understanding between the parties. Notwithstanding the foregoing provisions of this subsection 17.11, the confidentiality obligations contained in any prior agreements between the parties and any confidentiality/non-disclosure agreements previously entered into by and between the parties shall continue in full force and effect in accordance with its/their terms.

17.12.      Notices. Any notices, requests, or other communications required or permitted by this Agreement shall be in writing and delivered as follows, with notice deemed given as indicated: (i) by personal delivery, when delivered; (ii) by national or international overnight delivery courier (e.g., Federal Express or DHL), as provided for in the records for delivery maintained by the overnight delivery courier; (iii) by certified or registered mail, return receipt requested, upon verification of receipt; or (iv) via e-mail correspondence, when transmitted or on the next business day if transmitted after normal business hours of 9:00 a.m. to 5:00 p.m. in Minneapolis, MN. Notice shall be sent to the addresses specified below or such other address as the recipient may specify in writing by notice as provided by this Section 17.12:

If to:	Foundation

Cardiovascular Research Foundation

Attention: [***]

Executive Director, Clinical Trials Center
1700 Broadway, 8th Floor

New York, New York 10019

Telephone Number: [***]

Email Address: [***]

With a copy to:

Cardiovascular Research Foundation

1700 Broadway, 9th Floor

New York, New York 10019

Attention: [***]

Telephone Number: [***]

Email Address: [***]

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If to:	Company

Anteris Technologies

860 Blue Gentian Road, Suite 340

Eagan, Minnesota 55121

Attention: [***]

Telephone Number: [***]

Email Address: [***]

With a copy to:

Best & Flanagan

60 South Sixth Street, Suite 2700

Minneapolis, MN 55402

Attention: [***]

Telephone Number: [***]

Email Address: [***]

The telephone numbers and e-mail addresses set forth in this subsection 17.12 are for informational purposes only. Neither oral communication via the telephone or otherwise nor electronic communication via e-mail or other such medium is an acceptable method for giving notice under this Agreement.

17.13.      Prohibition Against Discrimination. The parties agree that in fulfilling their respective obligations and duties pursuant to the terms and conditions of this Agreement they shall not discriminate against any individual or group on the basis of race, religion, age, sex, sexual orientation, disability, or national origin.

17.14.      Severability. Should any one or more of the provisions of this Agreement be determined to be invalid, unlawful, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired by such determination. To the extent that valid provisions of this Agreement need to be modified as a result of a finding of partial invalidity, the parties agree to negotiate in good faith such modifications as may be necessary to make this Agreement effective and to implement as nearly as possible the original intent of the parties without the invalid provision.

17.15.      Survival. The obligations, representations, warranties, and/or covenants set forth in Sections 4, 5, 7, 8, 9, 10, 12, 13, 14, 15, 16, this Section 17, and subsection 3.4 shall be construed to be continuous (except to the extent that a survival period is explicitly stated therein), shall survive the expiration or termination of this Agreement, shall continue to remain in full force and effect in accordance with their respective terms, and shall be enforceable by the parties and their respective legal representatives, affiliates, successors, and permitted assigns.

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17.16.      Third Party Beneficiary. Nothing contained in this Agreement shall give rise to any third party being considered a third party beneficiary of this Agreement or having or being entitled to any rights whatsoever with respect to this Agreement, including the right to enforce any of the terms and/or conditions of this Agreement.

17.17.      Waiver. A delay or omission by either party to exercise any right the party may have under this Agreement shall not be construed to be a waiver of such right. A waiver by either party of any of the performance provisions of this Agreement or any breach with respect to such performance shall not be construed to be a waiver of any succeeding performance or breach.

*         *         *         *         *         *         *         *         *         *         *

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement on their respective behalves on the dates set forth below.

Cardiovascular Research Foundation	Anteris Technologies Corporation
(“Foundation”)	(“Company”)

/s/ Donald Abrams	/s/ Wayne Paterson
By:	By:

Donald Abrams	Wayne Paterson
Print Name:	Print Name:

Chief Legal Officer	CEO
Title:	Title:

17-Sep-2021	10/01/2021
Date:	Date:

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